Exhibit 10.4
EMPLOYMENT-AT-WILL AGREEMENT
between
ORBIMAGE HOLDINGS INC.
and
Henry E. Dubois
Effective as of January 3, 2006
To Henry E. Dubois:
1.      Employment By The Company.
          1.1 Subject to terms set forth herein, the Company agrees to continue to employ you as an employee-at-will in the capacity of Executive Vice President and Chief Financial Officer. In this position, you will report to the Company’s Chief Executive Officer, and be charged with supervising the general financial operations of the Company.
2.     Compensation & Benefits.
2.1	Salary. You will receive an initial gross base annual salary of $250,000, which will be paid and reviewed in accordance with standard Company policy (current payment policy is bi-weekly; current review cycles are annual).

2.2	Company Benefits.
2.2.1	You will be entitled to all rights and benefits for which you are eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees in senior executive positions (the “Company Benefits”).

2.2.2	The Company will pay up to $1,500 in premiums annually toward your company provided life insurance coverage. Such coverage will be in the amount of $900,000, subject to the continuing approval of the Company’s life insurance carrier.

2.2.3	To the extent allowed by the Company’s 401(k) plan, your commencement of employment for purposes of vesting will date from July 1, 2005, which both you and the Company agree was the date on which the nature of your services were shifted from a casual or temporary basis to a full time basis.

2.2.4	You will be entitled to reimbursement of moving expenses up to $100,000 for documented expenses. Such reimbursement will include, but not be limited to, normal moving and relocation expenses (as detailed in the

Company’s standard relocation policy), closing costs associated with the sale of one existing home and the closing costs (including points) associated with the purchase of one home within the geographic vicinity of the Company’s Dulles, Virginia office, costs associated with temporary housing within the geographic vicinity of the Company’s Dulles, Virginia office, expenses relating to commuting to your house in Vermont for up to six months from the date hereof, and other legitimate expenses associated with relocation to the geographic vicinity of the Company’s Dulles, Virginia office. Please note that some relocation expenses are considered income by the IRS. ORBIMAGE is required to withhold federal, FICA, and state taxes on these taxable relocation expenses. All such taxes will be withheld at the time of employee reimbursement. Eligible third party payments such as temporary housing will be taxed on the following payday and will be withheld from your paycheck.
2.3	Severance. You will be entitled to the severance benefits (“Severance Benefits”) described in Section 6 below, subject to the other terms and conditions of this Agreement.

2.4	Bonuses. You will be eligible to receive an annual bonus of 50% of your base salary at target, subject to adjustment based upon the Company’s performance as shown on Appendix A hereto. 50% of your annual bonus will be paid in common stock of the Company and the remainder will be paid in cash. You may elect to receive a higher proportion of your bonus in common stock. For the purpose of calculating the number of shares of common stock to be issued, the value of such shares of common stock shall be the “Fair Market Value” of such shares as defined in the Company’s 2003 Employee Stock Incentive Plan. Payment of bonuses will be made in accordance with the Company’s standard policy for payment of executive bonuses.

2.5	Stock Grants
2.5.1	Restricted Stock. On the latter of the date that you commence your employment or the date on which the Company’s registration statement on Form S-8 becomes effective, the Board of Directors of the Company will issue 5,000 shares of restricted common stock of the Company to you pursuant to the Company’s 2003 Stock Incentive Plan. The Company will also pay you up to $50,000 to cover the costs of an 83(b) election on such shares, inclusive of amounts necessary to gross up for income, employment or other similar tax purposes. To the extent less than $50,000 is required for the inclusive costs associated with such 83(b) election, the Company will issue additional shares of restricted common stock and pay an amount necessary to cover the taxes due for the 83(b) election (inclusive of income, employment and similar taxes), until the total of the

Fair Market Value (as defined in the Plan) of all such additional shares and the total amounts paid for the 83(b) election for all shares issued hereunder equals $50,000. All such shares (subject to changes set forth in a separate Restricted Stock Agreement to be entered into between you and the Company), will vest on January 1, 2009. You will be granted “piggyback” registration rights for such shares on any registration statement under the Securities Act of 1933, as amended, registering common stock for sale filed by the Company, subject to the cutback rights of the Company or the holders for whom such registration statement is filed; provided that to the extent one or more registration statements are filed before December 31, 2006, at least one shall include your shares if you have so requested.

2.5.2	Stock Options. On the date that you commence you employment, you will be granted options to purchase 22,500 shares under the Company’s 2003 Employee Stock Incentive Plan, with a strike price of the “Fair Market Value” on the date of such grant. Of such options (subject to changes set forth in a separate Option Agreement to be entered into between you and the Company), 25% will vest on each December 31 beginning with December 31, 2006. You will be granted “piggyback” registration rights for the shares underlying such options on any registration statement under the Securities Act of 1933, as amended, registering common stock for sale filed by the Company, subject to the cutback rights of the Company or the holders for whom such registration statement is filed; provided that to the extent one or more registration statements are filed before December 31, 2005, at least one shall include your shares if you have so requested..

2.5.3	Additional Awards. You will be eligible for additional grants of options and restricted stock under the Company’s 2003 Employee Stock Incentive Plan and future plans as determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion.

2.5.4	Tax Gross Up; Consultant Restricted Stock. In order to avoid the necessity of sales of stock by you to cover income tax due on “dry income” caused by the issuance to you of stock as required by the consulting arrangement between you and the Company prior to your employment as Chief Financial Officer, the Company and you agree to the provisions of this section. On the date on which the Company’s registration statement on Form S-8 becomes effective, the Board of Directors of the Company will issue 3,000 shares of restricted common stock of the Company to you pursuant to the Company’s 2003 Stock Incentive Plan and the Company will also pay you $24,000 to cover taxes associated with such shares, including the costs of an 83(b) election on such shares. You will be granted “piggyback” registration rights for such shares on any registration statement under the Securities Act of 1933, as amended, registering common stock for sale filed by the Company, subject to the cutback rights of the Company or the holders for whom such registration statement is filed; provided that to the extent one or more registration statements are filed before December 31, 2006, at least one shall include your shares if you have so requested.
3.     Proprietary Information Obligations.
3.1	Confidentiality. You agree that all Confidential Information will be held in complete confidence and that you will not, during your employment with the Company, except in the performance of your duties to the Company, or at any time after the termination of your employment with the Company, disclose to any person (other than the Company or its affiliates), or use for your own account, without the prior written consent of the Company, any Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean information relating to the business and affairs of the Company or any of its affiliates that is of a confidential nature.

3.2	Ownership of Trade Secrets, etc.
(a) All non-public written materials, records and documents made by you or coming into your possession during your employment with the Company concerning the business or affairs of the Company or any of its affiliates, except for personal, financial, or legal records, shall be the sole property of the Company and its affiliates. Upon the termination of your employment with the Company or upon the earlier request of the Company during your employment with the Company, you shall promptly deliver the same to the Company (or its designee).
(b) You agree that any trade secret, invention, improvement, patent, patent application or writing, and any program, system or novel technique (whether or not capable of being trademarked, copyrighted or patented) conceived, developed or otherwise obtained by you during your employment with the Company relating to the business, property, methods, suppliers or customers of the Company or any of its affiliates shall be the property of the Company and its affiliates; and you agree to give the Company prompt written notice of your conception, invention, authorship, development or acquisition of any such trade secret, invention, improvement, patent, patent application or writing, and any program, system or novel technique and to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents and to do all appropriate lawful acts as may be required by the Company to transfer, assign, confirm and perfect in the Company all legally protectible rights in any such trade secret, invention, improvement, patent, patent application, writing, program, system or novel technique.

(c) You represent and warrant that the execution and delivery by you of this Agreement and the performance by you of your obligations hereunder will not, with or without the giving of notice or the passage of time, (i) to the best of your knowledge, violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to you or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute default under, any agreement to which you are a party or by which you are or may be bound, including, but not limited to, any employment, confidentiality, non-competition or non-solicitation agreement entered into between you and any previous employer. You agree to indemnify and hold the Company harmless from and against any and all claims for losses, liabilities, damages, costs and expenses which may arise or result from the violation of any such judgment, writ, injunction or order or the breach of any such agreement referred to in the immediately preceding sentence. You have heretofore provided the Company with copies of any relevant, non-confidential agreement referred to in (ii) above to which you are bound.
3.3	Remedies. Your duties under this Section 3 shall survive termination of your employment with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of this Section would be inadequate, and you agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.
4. Continuation Of Employment/Restrictive Covenant. During the term of your employment and for a period of twelve (12) months immediately following your termination, you shall not, without first obtaining the prior written approval of the Company, directly or indirectly engage or prepare to engage, in any activities in competition with the Company, or accept a management-level position or establish a business relationship (such as management consulting) with a business or business unit over 50% of whose gross annual revenues arise from the collection, processing or sale of remote sensing imagery products or services (including data extraction, imagery analysis and production of imagery related products) in direct competition with the Company or solicit, induce or otherwise cause any customers of the Company to terminate or reduce their relationship with the Company. Such approval by the Company shall not be unreasonably withheld.
5. Nonsolicitation. While employed by the Company, and for twelve (12) months immediately following your termination, you agree not to interfere with the business of the Company by soliciting, attempting to solicit, inducing, or otherwise causing any employees of the Company to terminate his or her employment.
6.      Termination Of Employment.
(a) Either you or the Company may terminate your employment relationship at any time for any legal reason whatsoever, or for no reason, with or without Cause or advance notice. This at-will employment relationship cannot be changed except in a writing approved by the Board. If the Company terminates your employment without Cause at any time, or if you resign on the grounds that the company has materially breached this agreement, you will receive as Severance Benefits: (i) regular bi-weekly payments equal to your usual base salary, less payroll deductions and required withholdings, for twelve (12) months (the “Severance Period”), (ii) a payment of that portion of the bonus, if any, you are entitled to for the calendar year based upon performance for such year pro-rated based upon the number of full months you were employed in such year, payable at the time such amount would otherwise have been due ((i) and (ii) are sometimes collectively referred to as the “Severance Payments”), and (iii) continuation of all group health and life insurance benefits during the Severance Period, in exchange for the execution of a release of all claims against the Company in form satisfactory to the Company. Additionally, if you are terminated by the Company without Cause, to the extent permitted by the Company’s 401(k) plan you will become immediately vested and, as set forth in the separate agreements for the stock awards listed in 2.5.1 and 2.5.2 above, any unvested portions of such grants will immediately vest. If you resign voluntarily for any reason other than as specified above or if your employment is terminated for Cause, all compensation and benefits will cease immediately, and you will receive no Severance Benefits. Your “qualifying event” for purposes of Section 4980B of the Internal Revenue Code of 1986, as amended (or any successor provision thereto), shall be your termination of employment.
For purposes of this Agreement, “Cause” shall mean misconduct, including: (i) commission of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach or gross negligence of the Company’s policies; (iv) intentional damage to the Company’s property; (v) material breach of this Agreement; (vi) your failure or refusal in a material respect to follow the reasonable policies or directions of the Company as specified by the Chief Executive Officer or Board of Directors after being provided with notice of such failure and an opportunity to cure within seven (7) days of receipt of such notice; (vii) any other intentional act or omission which subjects the Company to substantial public disrespect, scandal or ridicule or (viii) your failure to carry out the duties of your position after being provided with notice of such failure and a reasonable opportunity to cure. Disability shall not constitute Cause. For purposes of this Agreement, “Disability” shall mean a disability that prevents you from substantially performing your duties under this Agreement for a period of at least 45 consecutive days or 90 non-consecutive days within any 365-day period.
(b) In the event of death, the Company shall pay your designee any earned but unpaid salary at the time of your death and, at the time such amount would otherwise have been due, a pro rata portion of the bonus, if any, which may otherwise have been paid to you with respect to the annual period in which the death occurs.
7.      General Provisions.
     7.1 Employment At-Will. Please understand that your employment with the Company is “at will,” meaning that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any legal reason, or for no reason, with or without Cause or advance notice. This at-will relationship cannot be changed, nor may this Agreement be amended, except in a writing signed by the President, Chief Executive Officer or Board of Directors of the Company.
     7.2 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including by e-mail or by telecopy) or the third day after mailing by first class mail, to the Company at its primary office location and to you at your address as listed on the Company’s then current payroll records.
     7.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
     7.4 Waiver. If either party should waive any breach of any provisions of this Agreement, he, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
     7.5 Complete Agreement. Please also understand that your acceptance of this Agreement should not be based on any promises or representations other than those contained in this Agreement. Any promises contrary to the terms specified in this Agreement are superseded by this Agreement. This Agreement and any written option agreements between you and the Company constitute the entire agreement between you and the Company and supersede any prior agreements between you and the Company.
     7.6 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and each party’s respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and neither party may assign any of its rights hereunder without the written consent of the other party, which shall not be withheld unreasonably. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company to execute an agreement pursuant to which the successor expressly assumes all of the liabilities and obligations of the Company hereunder and agrees to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. If any successor declines to offer you employment, refuses to assume this Agreement or fails to perform its obligations hereunder, you will be deemed terminated without Cause and will be entitled to the Severance Payments.

     7.7 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Commonwealth of Virginia.
     7.8 Survival. The following provisions of this Agreement shall survive the termination of your employment and the assignment of this Agreement by the Company to any successor in interest or other assignee: Section 2; Section 3; Section 4 and Section 5.
     7.9 Injunctive Relief. You acknowledge that the restrictions set forth in Sections 3, 4 and 5 above are necessary to protect the Company’s confidential proprietary information and other legitimate business interests and are reasonable in all respects, including duration, territory and scope of activity restricted. You further acknowledge that the provisions of Sections 3, 4 and 5 hereof are essential to the Company, that the Company would not enter into this Agreement if it did not include these provisions and that damages sustained by the Company as a result of a breach of these provisions cannot be adequately remedied by damages, and You agree that the Company, in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of Sections 3, 4, and 5 of this Agreement. You agree that the existence of any claim or cause of action by you against the Company or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the provisions of Sections 3, 4, and 5 hereof.

     In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.
ORBIMAGE INC.

By:
Name: Matthew M. O’Connell
Title: Chief Executive Officer
EMPLOYEE:

By:
Henry E. Dubois

APPENDIX A
ANNUAL BONUS PERFORMANCE TARGETS
For each fiscal year, the annual bonus will be paid based on personal performance and the Company’s performance measured against annual goals set by the CEO and Board of Directors (or the compensation committee thereof) after consultation with you.

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